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                                                                  EXHIBIT (A)(8)

 This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase dated April 7, 2000 and the related Letter of Transmittal (and any amendments thereto) and is being made to all holders of Shares. The Purchaser (as defined below) is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to state statute. If the Purchaser becomes aware of any state where the making of the Offer is prohibited, the Purchaser will make a good faith effort to comply with any such statute. If, after such good faith effort, the Purchaser cannot comply with any applicable statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In those jurisdictions where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                      NOTICE OF OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                           JOHNSTON INDUSTRIES, INC.
                                       AT
                              $3.00 NET PER SHARE
                                       BY
                              JI ACQUISITION CORP.
                                A SUBSIDIARY OF
                        CGW SOUTHEAST PARTNERS IV, L.P.


         JI Acquisition Corp. (the "Purchaser"), a Delaware Corporation, which is a subsidiary of CGW Southeast Partners IV, L.P., a Delaware limited partnership ("CGW"), is offering to purchase all of the outstanding shares of Common Stock, $.10 par value per share (the "Shares"), of Johnston Industries, Inc., a Delaware corporation (the "Company"), at a purchase price of $3.00 per Share net to the seller in cash without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase dated April 7, 2000 (the "Offer to Purchase") and in the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer").

--------------------------------------------------------------------------------
    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
      CITY TIME, ON FRIDAY, MAY 5, 2000, UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

         The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn prior to the Expiration Date of the Offer, that number of shares which represents at least nine and seven-tenths percent (9.7%) of the Shares currently outstanding on a fully diluted basis, which, combined with the 9,000,000 newly issued shares of common stock and preferred stock to be purchased by Purchaser at the closing of the Offer, will result in Purchaser being the majority owner of the then issued and outstanding shares of the Company's voting capital stock, (ii) the other conditions set forth in the Offer to Purchase and (iii) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. The Offer is being made pursuant to a Purchase Agreement, dated as of March 30, 2000 (the "Purchase Agreement"), among CGW, the Purchaser and the Company. The Purchase Agreement provides, among other things, for the making of the Offer by the Purchaser, and further provides that, following the completion of the Offer, upon the terms and subject to the conditions of the Purchase Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), if the Purchaser acquires more than ninety percent (90%) of the shares in the Offer, then a subsidiary of the Purchaser will be merged with and into the Company (the "Merger") and each Share issued and outstanding immediately prior to the effective time of the Merger (other than Shares owned by CGW, the Purchaser or their affiliates, or held in the treasury of the Company, which shall be canceled, and other than Shares, if any, held by stockholders who have properly exercised and perfected appraisal rights under the DGCL), will, by virtue of the Merger be converted into the right to receive $3.00 in cash, payable to the holder thereof, without interest, upon surrender of the certificate formerly representing such Shares, less any required withholding taxes. The Purchase Agreement is more fully described in Section 11 of the Offer to Purchase.

         THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE PURCHASE AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO THE HOLDERS OF THE SHARES. THE BOARD OF DIRECTORS HAS REMAINED NEUTRAL WITH REGARD TO ITS RECOMMENDATION OF THE OFFER TO THE STOCKHOLDERS.

         For purposes of the Offer, the Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as, if and when the Purchaser gives oral or written notice to The Bank of New York (the "Depositary") of the Purchaser's acceptance for payment of such Shares for payment pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from the Purchaser and transmitting such payments to stockholders whose Shares have been accepted for payment. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR SHARES BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates representing Shares (the "Share Certificates") or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at the Depository Trust Company (the "Book Entry Transfer Facility") pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (ii) the Letter of Transmittal (or a manually signed facsimile thereof, properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined in Section 3 of the Offer to Purchase) in connection with a book-entry transfer, and (iii) any other documents required by the Letter of Transmittal.

         As described in Section 1 of the Offer to Purchase, in the Purchase Agreement, the Purchaser and CGW have agreed with the Company not to extend, delay acceptance for payment of, or the payment for, Shares, or to terminate, waive or amend the Offer, except under certain circumstances or if certain conditions have not been satisfied. Subject to the applicable rules and regulations of the Securities and Exchange Commission and the terms of the Purchase Agreement described above, the Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 14 of the Offer to Purchase shall have occurred, to (i) extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, by giving oral or written notice of such extension to the Depositary and (ii) amend the Offer in any respect by giving oral or written notice of such amendment to the Depositary. Any extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, the announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date (as defined below). During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the rights of a tendering stockholder to withdraw such stockholder's Shares.

         The term "Expiration Date" means 12:00 Midnight, New York City time, on Friday, May 5, 2000, unless and until the Purchaser in its sole discretion (but subject to the terms and conditions of the Purchase Agreement), shall have extended the period during which the Offer is open, in which event the "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire. The Purchaser will not make a subsequent offering period available after the Expiration Date.

         Tenders of Shares made pursuant to the Offer are irrevocable, except that Shares tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may be withdrawn at any time after June 6, 2000. For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered such Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If Share Certificates to be withdrawn have been delivered or otherwise identified to the Depositary, then prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in Section 3 of the Offer to Purchase) unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3 of the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the second sentence of this paragraph. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser in its sole discretion, which determination will be final and binding.

         The information required to be disclosed by Rule 14d-6(d)(1) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

         The Company has provided the Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and the related Letter of Transmittal and other relevant materials will be mailed by the Purchaser to record holders of Shares and furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.


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         THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN
IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

         Questions and requests for assistance may be directed to the Information Agent as set forth below. Requests for copies of the Offer to Purchase and the related Letter of Transmittal and all the tender offer materials may be directed to the Information Agent and copies will be furnished promptly at the Purchaser's expense. The Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent) for soliciting tenders of Shares pursuant to the Offer.

                    The Information Agent for the Offer is:
                            MACKENZIE PARTNERS, INC.
                                156 Fifth Avenue
                            New York, New York 10010
                         (212) 929-5500 (Call Collect)
                                       or
                         CALL TOLL-FREE (800) 322-2885

April 7, 2000